As filed with the Securities and Exchange Commission on September 12, 2012

Registration No. 333-160560
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
BARNES & NOBLE, INC. (Exact name of registrant as specified in its charter)
Delaware	06-1196501
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
122 Fifth Avenue, New York, NY, 10011 (Address of Principal Executive Offices)
Barnes & Noble, Inc. 2004 Incentive Plan Barnes & Noble, Inc. 2009 Incentive Plan (Full title of the plan)
Eugene V. DeFelice, Esq.
Vice President, General Counsel and Corporate Secretary
Barnes & Noble, Inc.
122 Fifth Avenue
New York, NY 10011
(212) 633-3300
(Name, address and telephone number of agent for service)

Copies to:
Andrew R. Thompson, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to the registration statement on Form S-8 (File No. 333-160560) filed by Barnes & Noble, Inc. (the “Company”) on July 13, 2009 is filed in order to deregister securities remaining under such registration statement.

On July 13, 2009, the Company filed a registration statement on Form S-8 (File No. 333-160560) to register an aggregate of 950,000 shares of common stock issuable under the Company’s 2009 Incentive Plan (the “Prior 2009 Plan”) which replaced and superseded the Company’s 2004 Incentive Plan (the “2004 Plan” and, together with the Prior 2009 Plan, the “Prior Plans”).  On September 11, 2012 (the “Approval Date”), the Company’s stockholders approved the adoption of the Amended and Restated 2009 Incentive Plan (the “Plan”) that replaced and superseded the Prior 2009 Plan.

The Plan provides, among other things, that any shares of common stock with respect to awards granted under the Prior Plans that are outstanding on the Approval Date (such shares, the “Outstanding Award Shares”) and are forfeited, expire, are otherwise terminated, are settled for cash or otherwise do not result in the issuance of all or a portion of the underlying shares on or after the Approval Date will become available for issuance under the Plan.  In addition, any shares of common stock of the Company that are (i) tendered in connection with the exercise of an award or (ii) withheld by the Company in payment of the exercise price of an award or any taxes required to be withheld in respect of such an award, will again become available for issuance under the Plan.  Furthermore, as of the Approval Date, no future awards will be made under the Prior 2009 Plan and, therefore, the shares of common stock that were available for grant under the Prior 2009 Plan as of the Approval Date but were not subject to outstanding awards as of such date (such shares, the “Remaining Shares”) will not be issued pursuant to the Prior 2009 Plan but instead will be available for awards under the Plan.  As of the date of this Post-Effective Amendment No. 1, there was an aggregate of 5,789,989 Outstanding Award Shares and an aggregate of 1,177,098 Remaining Shares (all such shares are collectively referred to as the “Carried Forward Shares”).

This Post-Effective Amendment No. 1 is being filed to deregister the Carried Forward Shares.  The Company is concurrently filing a separate registration statement on Form S-8 to reflect that the Outstanding Award Shares may be issued under either the Prior 2009 Plan or the Plan, the Remaining Shares may be issued under the Plan and to carry over the filing fees for Carried Forward Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (i) to reflect that, following the date hereof, the Outstanding Award Shares may be issued under either the Prior 2009 Plan or the Plan and the Remaining Shares may be issued under the Plan, and (ii) to carry over the registration fees paid for all the Carried Forward Shares from the registration statement on Form S-8 (File No. 333-160560), filed for the Prior 2009 Plan, to the registration statement on Form S-8 filed for the Prior 2009 Plan and the Plan, which is being filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 11th day of September, 2012.

BARNES & NOBLE, INC.,

By	/s/ Eugene V. DeFelice
Name: Eugene V. DeFelice
Title: Vice President, General Counsel & Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ Leonard Riggio	Chairman of the Board	September 11, 2012
Leonard Riggio

/s/ William J. Lynch, Jr.	Chief Executive Officer and Director (Principal Executive	September 11, 2012
William J. Lynch, Jr.	Officer)

/s/ Michael P. Huseby	Chief Financial Officer (Principal Financial Officer)	September 11, 2012
Michael P. Huseby

/s/ Allen W. Lindstrom	Vice President, Corporate Controller (Principal	September 11, 2012
Allen W. Lindstrom	Accounting Officer)

/s/ George Campbell, Jr.	Director	September 11, 2012
George Campbell, Jr.

/s/ Mark D. Carleton	Director	September 11, 2012
Mark D. Carleton

/s/ William Dillard, II	Director	September 11, 2012
William Dillard, II

/s/ David G. Golden	Director	September 11, 2012
David G. Golden

/s/ Patricia L. Higgins	Director	September 11, 2012
Patricia L. Higgins

/s/ Gregory B. Maffei	Director	September 11, 2012
Gregory B. Maffei

/s/ David A. Wilson	Director	September 11, 2012
David A. Wilson